Exhibit 2.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NGL ENERGY HOLDINGS LLC (f/k/a Silverthorne Energy Holdings LLC),

A Delaware Limited Liability Company

Dated as of

November 1, 2011

THE HOLDERS OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT ACKNOWLEDGE FOR THE BENEFIT OF NGL ENERGY HOLDINGS LLC THAT THE MEMBERSHIP INTERESTS MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NGL ENERGY HOLDINGS LLC UNDER THE LAWS OF THE STATE OF DELAWARE, (C) CAUSE NGL ENERGY HOLDINGS LLC TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED) OR (D) VIOLATE THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

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SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NGL ENERGY HOLDINGS LLC (F/K/A SILVERTHORNE ENERGY HOLDINGS

LLC),

A Delaware Limited Liability Company

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of NGL Energy Holdings LLC (f/k/a Silverthorne Energy Holdings LLC) (the “Company”), dated as of November 1, 2011, is adopted, executed and agreed to, for good and valuable consideration, by NGL Holdings, Inc., a Delaware corporation (“NGL Holdings”), KrimGP2010, LLC, an Oklahoma limited liability company (“Krimbill GP”), Atkinson Investors, LLC, a Texas limited liability company (“Atkinson”), Infrastructure Capital Management, LLC, a New York limited liability company (“ICM” and, collectively with Krimbill GP and Atkinson, the “IEP Group”), Coady Enterprises, LLC, an Illinois limited liability company (“Coady Enterprises”), Thorndike, LLC, an Illinois limited liability company (“Thorndike” and, together with Coady Enterprises, the “Coady Group”), SemStream, L.P., a Delaware limited partnership (“SemStream”), and the other Members identified on the signature pages hereto.

RECITALS

WHEREAS, the name of the Company is “NGL Energy Holdings LLC”;

WHEREAS, the Company was originally formed as a Delaware limited liability company by the filing of a Certificate of Formation (as it may be amended or restated from time to time, the “Certificate of Formation”), dated as of September 8, 2010, with the Secretary of State of the State of Delaware pursuant to the Delaware Act;

WHEREAS, on October 14, 2010, the Members entered into the First Amended and Restated Limited Liability Company Agreement (the “Prior Agreement”) to provide for the regulation and management of the Company; and

WHEREAS, the parties hereto desire to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby amend and restate in its entirety the Prior Agreement as follows:

ARTICLE I.

DEFINITIONS

Section 1.01    Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Acceptance Notice” has the meaning given such term in Section 5.01(b).

“Allocation Year” means (a) the Company’s taxable year for U.S. federal income tax purposes, or (b) any portion of the period described in clause (a) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction for U.S. federal income tax purposes.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, for purposes of this Agreement, any Person that, individually or together with its Affiliates, has the direct or indirect right to designate or cause the designation of at least one Director, and any such Person’s Affiliates, shall be deemed to be Affiliates of the Company. Notwithstanding anything in the foregoing to the contrary, the Coady Group and their respective Affiliates (other than the Company or any Group Member), on the one hand, NGL Holdings and its Affiliates (other than the Company or any Group Member), on another hand, the IEP Group and their respective Affiliates (other than the Company or any Group Member), on another hand, and SemStream and its Affiliates (other than the Company or any Group Member), on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliation with any Group Member, the Company or any Affiliate (disregarding the immediately preceding sentence) of any Group Member or the Company. In addition, with respect to the Coady Group, (i) each member of the Coady Group shall be deemed to be an Affiliate of the other and (ii) each of Shawn Coady and Todd Coady shall be an Affiliate of each other and an Affiliate of each member of the Coady Group and their respective Affiliates.

“Agreement” has the meaning given such term in the introductory paragraph, as the same may be amended from time to time.

“Atkinson” has the meaning given such term in the introductory paragraph.

“Available Cash” means, with respect to any Quarter ending prior to a Dissolution Event,

(a) the sum of all cash and cash equivalents of the Company on hand on the date of the determination of Available Cash for such Quarter, less

(b) the amount of any cash reserves that are established by the Board to (i) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such Quarter and (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that disbursements made by the Company or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which a Dissolution Event occurs and any subsequent Quarter shall equal zero.

“Board” means the board of directors of the Company.

“Board Observer” has the meaning given such term in Section 9.02(c).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Account” shall mean the capital account determined and maintained for each Member in accordance with Sections 7.05, 8.02 and 8.03.

“Capital Contribution” means any cash, cash equivalents or the net fair market value of contributed property that a Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of a Member.

“Certificate of Formation” has the meaning given such term in the Recitals.

“Certified Public Accountants” means an independent public accounting firm registered with the Public Company Accounting Oversight Board selected from time to time by the Board.

“Coady Enterprises” has the meaning given such term in the introductory paragraph.

“Coady Group” has the meaning given such term in the introductory paragraph.

“Coady Representative” has the meaning given such term in Section 9.02(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the Securities and Exchange Commission.

“Commitment” has the meaning set forth in Section 5.05(b).

“Company” has the meaning given such term in the introductory paragraph.

“Company Minimum Gain” means the amount of “partnership minimum gain” determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Contribution, Purchase and Sale Agreement” means that certain Contribution, Purchase and Sale Agreement, dated as of September 30, 2010, by and among the Company, the Partnership, Hicks Oils & Hicksgas, Incorporated, an Indiana corporation, Hicksgas Gifford, Inc., an Indiana corporation (together with its successors), Gifford Holdings, Inc., an Indiana corporation, NGL Supply, Inc., an Oklahoma corporation (together with its successors, “NGLS”), NGL Holdings, the other stockholders of NGLS identified on the signature pages thereto, Krim2010, LLC, an Oklahoma limited liability company, Atkinson and ICM, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Denham Employee” has the meaning given such term in Section 12.04(c).

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Designating Member” means each of (1) the Coady Group (acting together in their capacities as Members), (2) NGL Holdings, (3) the IEP Group (acting together in their capacities as Members), (4) SemStream and (5) any Transferee of the right to designate a Representative pursuant to Section 4.01(b), in each case only for so long as such Designating Member continues to hold a Requisite Ownership Threshold.

“Director” or “Directors” has the meaning given such term in Section 9.02(a)(i).

“Divorce Notice” has the meaning given such term in Section 5.04.

“Divorce Units” has the meaning given such term in Section 5.04.

“Divorced Member” has the meaning given such term in Section 5.04.

“Divorced Spouse” has the meaning given such term in Section 5.04.

“Drag-Along Member Group” means one or more Significant Members whose aggregate Ownership Percentage is at least 80%.

“Drag-Along Notice” has the meaning given such term in Section 5.02(c).

“Drag-Along Right” has the meaning given such term in Section 5.02(a).

“Drag-Along Sale” has the meaning given such term in Section 5.02(a).

“Drag-Along Transferee” has the meaning given such term in Section 5.02(a).

“Dissolution Event” means an event of dissolution of the Company pursuant to Section 15.01.

“Encumbers,” “Encumbering” or “Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.

“First Refusal Offer” has the meaning given such term in Section 5.01(a).

“First Refusal Units” has the meaning given such term in Section 5.01 (a).

“Fully-Exercising Member” has the meaning set forth in Section 5.05(b).

“GAAP” means United States generally accepted accounting principles, as amended from time to time.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of the asset, as determined by the contributing Member and the Board, in a manner that is consistent with Section 7701(g) of the Code;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, in a manner that is consistent with Section 7701(g) of the Code, as of the following times: (i) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution or for the provision of services; (ii) the distribution by the Company to a Member of more than a de minimis amount of property other than money as consideration for a Membership Interest; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution; and

(d) The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and the definition of Capital Account hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Board determines that an adjustment pursuant to the foregoing subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to the foregoing subparagraphs (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“ICM” has the meaning given such term in the introductory paragraph.

“IEP Group” has the meaning given such term in the introductory paragraph.

“IEP Group Representative” has the meaning given such term in Section 9.02(b)(iii).

“Indemnitee” means (a) any Member, (b) any Person who is or was a director, officer, fiduciary, trustee, manager or managing member of the Company, any Group Member or a Member, (c) any Person who is or was serving at the request of a Member as a director, officer, fiduciary, trustee, manager or managing member of another Person owing a fiduciary duty to the Company or any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (d) any Person who controls a Member and (e) any Person the Board designates as an “Indemnitee” for purposes of this Agreement.

“Krimbill GP” has the meaning given such term in the introductory paragraph.

“Liquidator” has the meaning given such term in Section 15.02.

“Majority Interest” means greater than 50% of the outstanding Units.

“Member” means any Person executing this Agreement as of the Date hereof as a member of the Company or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member of the Company.

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” set forth in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

“Member’s Owners” has the meaning given such term in Section 3.06(g).

“Membership Interest” means the ownership interest of a Member in the Company, which may be evidenced by Units or other Equity Interests or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

“New Interests” means (a) any Membership Interests, (b) any rights, options, or warrants to purchase any such Membership Interests, or to purchase any securities of any type whatsoever that are, or may become, convertible into any such Membership Interests, and (c) any securities of the Company of any type whatsoever that are, or may become, convertible into any such Membership Interests; provided, however, that “New Interests” shall not include (i) securities offered pursuant to a Public Offering, (ii) options, restricted stock, warrants or other securities to acquire Membership Interests issued to employees, officers, directors and consultants of the

Company pursuant to an equity plan approved by the Board and the issuance of Membership Interests upon exercise of such options, restricted stock, warrants or other securities in accordance with their terms, or such other issuance to employees pursuant to a bonus plan under any employment agreement therewith, (iii) Membership Interests issued on an arms-length basis in connection with any joint venture, corporate partnering or similar strategic transaction approved by the Board, and (iv) Membership Interests issued on an arms-length basis in connection with any merger, acquisition, reorganization or purchase of all or substantially all of such other Person’s assets, or by other reorganization.

“NGL Holdings” has the meaning given such term in the introductory paragraph.

“NGL Holdings Representative” has the meaning given such term in Section 9.02(b)(ii).

“Non-Election Notice” has the meaning given such term in Section 5.04.

“Non-Transferring Significant Members” has the meaning given such term in Section 5.01(a).

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) acceptable to the Board.

“Ownership Percentage” shall mean, with respect to a Member, a percentage obtained by dividing (i) the number of Units owned by such Member by (ii) the total number of outstanding Units owned by all Members.

“Partnership” means NGL Energy Partners LP, a Delaware limited partnership (f/k/a Silverthorne Energy Partners LP).

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership LP Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP, as amended, restated, supplemented or otherwise modified from time to time.

“Partnership Units” means the common units and subordinated units representing limited partnership interests of the Partnership.

“Permitted Encumbrances” means (a) Encumbrances for taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Encumbrances (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business and securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) Encumbrances of public record (other than for indebtedness for borrowed money), (d) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the ordinary course of business, (e) the rights of licensors and licensees under licenses executed in the ordinary course of business, (f) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements, and (g) any Encumbrances created pursuant to construction, operating, maintenance or similar agreements.

“Permitted Transfer” means:

(a) with respect to any Member that is not a natural person or a trust, a Transfer by such a Member to its Affiliate; provided that such Affiliate remains an Affiliate of such Member at all times following such Transfer, it being acknowledged that any cessation of the Affiliation between such Member and such Affiliate shall be deemed a new Transfer of such Membership Interests that is subject to the restrictions set forth in Article IV and Article V; provided further, that any Transfer to an Affiliate that is (i) an entity that engages or may engage, directly or indirectly through one or more Subsidiaries, in business that competes with the Company or the Partnership Group or (ii) a Person that holds, directly or indirectly, 10% or more of the Equity Interests (or other security convertible into or exercisable for such Equity Interests) of an entity described in clause (i) above, will not be a “Permitted Transfer” hereunder;

(b) (i) with respect to any Member who is a natural person, a Transfer by such a Member to (x) such Person’s spouse or the estate or any ancestor, descendant, child or step-child of such Person or of such Person’s spouse, (y) any trust, family limited partnership or family limited liability company for the benefit of the Persons identified in subclause (x), or (z) any entity in which such Person, or Persons which have a relationship to such Person set forth in subclauses (x) or (y) above, directly or indirectly, collectively controls and owns a majority of the voting Equity Interests of such entity, provided that such entity (A) does not and will not engage, directly or indirectly through one or more Subsidiaries, in business that competes with the Company or the Partnership Group or (B) does not hold, directly or indirectly, 10% or more of the Equity Interests (or other security convertible into or exercisable for such Equity Interests) of an entity described in clause (A) above; and (ii) with respect to any Member that is a trust, a Transfer by such a Member to the settlor of such trust or any Person who has, or any group of Persons who collectively have, a substantial beneficial interest in such trust;

(c) with respect to each member of the Coady Group and the IEP Group, a Transfer by such a Member to the sole member of that Member or to (x) such sole member’s spouse or the estate or any ancestor, descendant, child or step-child of such sole member or of such sole member’s spouse, (y) any trust, family limited partnership or family limited liability company for the benefit of the Persons identified in subclause (x), or (z) any entity in which such sole member, or Persons which have a relationship to such Person set forth in subclauses (x) or (y) above, directly or indirectly, collectively controls and owns a majority of the voting Equity Interests of such entity; provided that such entity (A) does not and will not engage, directly or indirectly through one or more Subsidiaries, in business that competes with the Company or the Partnership Group or (B) does not hold, directly or indirectly, 10% or more of the Equity Interests (or other security convertible into or exercisable for such Equity Interests) of an entity described in clause (A) above;

(d) a Transfer of up to seven percent (7%) of the aggregate Membership Interests held by all Members as of the date of the Transfer to any Person in connection with the acquisition of retail propane businesses by the Partnership or an Affiliate thereof; or

(e) a Transfer previously approved by the Board in accordance with Section 9.04.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Prior Agreement” has the meaning given such term in the Recitals.

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation hereof; and

(f) Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items which are specially allocated pursuant to Section 8.03 shall not be taken into account in computing Profits or Losses.

“Proposed Seller” has the meaning given such term in Section 5.01(a).

“Proposed Transferee” has the meaning given such term in Section 5.01(c).

“Public Offering” means any sale of the Company’s equity securities pursuant to an effective registration statement under the Securities Act, or any successor act thereto, filed with the Securities and Exchange Commission; provided that the following will not be considered a public offering: (i) any issuance of common equity securities by the Company as consideration for a merger or acquisition, (ii) any issuance of common equity securities to employees, directors or consultants of the Company or any of its Affiliates as part of an incentive or compensation plan, (iii) any issuance of common equity securities as part of a unit with debt or preferred equity or any similar structure in which the common equity securities are being offered primarily as a means of enhancing the Company’s ability to sell the debt or preferred equity or (iv) the issuance of common equity by the Company upon conversion of any preferred equity of the Company.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“Refusal Period” has the meaning given such term in Section 5.01(a).

“Representative” has the meaning given such term in Section 9.02(b).

“Required Allocations” has the meaning given such term in Section 8.03(i).

“Requisite Ownership Threshold” means, (i) with respect to any Designating Member (excluding SemStream), an aggregate number of Units held by such Member and its Affiliates which equal an Ownership Percentage of not less than ten percent (10%) and (ii) with respect to SemStream, an aggregate number of Partnership Units of not less than 2,500,000 (subject to adjustment for unit split, reverse split and similar transaction).

“Sale Price” has the meaning given such term in Section 5.01(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Notice” has the meaning given such term in Section 5.01(a).

“SemStream” means SemStream L.P., a Delaware limited partnership.

“SemStream Contribution Agreement” means that certain Contribution Agreement dated as of August 31, 2011 by and among SemStream, the Company, the Partnership and NGL Supply Terminal Company LLC, as amended from time to time.

“Significant Member” means each Member whose Ownership Percentage is at least 3%.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tag-Along Member” has the meaning given such term in Section 5.03(a).

“Tag-Along Notice” has the meaning given such term in Section 5.03(c).

“Tag-Along Rights” has the meaning given such term in Section 5.03(a).

“Tag-Along Sale” has the meaning given such term in Section 5.03(a).

“Tag-Along Transferee” has the meaning given such term in Section 5.03(a).

“Tax Matters Member” has the meaning given such term in Section 13.03(a).

“Thorndike” has the meaning given such term in the introductory paragraph.

“Transfer” means, with respect to any Membership Interest, any direct or indirect transfer, sale, assignment, gift, pledge, Encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. Without limiting the generality of the foregoing, with respect to any Person that is not a natural person, any distribution, transfer, assignment or other disposition of any Membership Interest, whether voluntary, involuntary or pursuant to any dissolution, liquidation or termination of such Person, to such Person’s members, shareholders, partners or other interestholders shall constitute a “Transfer.” For the avoidance of doubt, with respect to a Member that is not a natural person, any transfer, sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or other disposition of any interest in such Member, by such Member or any interestholder of such Member shall be deemed to be an indirect Transfer of Membership Interests hereunder.

“Transferee” means a Person who has received Units by means of a Transfer.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Units” has the meaning set forth in Section 3.01(a).

Section 1.02    Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II.

ORGANIZATION

Section 2.01    Formation.

The Company has previously been formed as a limited liability company pursuant to the provisions of the Delaware Act, and the Members party hereto hereby amend and restate the Prior Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Membership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.02    Name.

The name of the Company shall be “NGL Energy Holdings LLC.” The Company’s business may be conducted under any other name or names as determined by the Board. The words “limited liability company,” “LLC,” “L.L.C.” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board may change the name of the Company at any time and from time to time.

Section 2.03    Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 6120 S. Yale, Suite 805, Tulsa, OK 74136, or such other place as the Board may from time to time designate by notice to the Members. The primary management and administrative operations of the Partnership’s retail propane division shall be located in central Illinois, and the primary management and administrative operations of the Partnership’s wholesale propane and terminaling divisions shall be located in Tulsa, Oklahoma. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board determines to be necessary or appropriate.

Section 2.04    Purposes.

The purposes of the Company are (i) to act as the general partner of the Partnership (and acquire, hold and dispose of partnership interests and related rights in the Partnership) and only undertake activities that are ancillary or related thereto, (ii) to act as a managing member or general partner of any Subsidiary of the Partnership that is a limited liability company or partnership and (iii) in connection with acting in such capacities, to carry on any lawful business or activity.

Section 2.05    Powers.

The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.04 and for the protection and benefit of the Company or the Partnership Group.

Section 2.06    Term.

The term of the Company commenced upon the filing of the Original Certificate in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XV. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.07    Title to Company Assets.

Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity and/or the Partnership Group, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.

ARTICLE III.

MEMBERSHIP INTERESTS; UNITS

Section 3.01    Membership Interests; Additional Members.

(a) The Members own Membership Interests in the Company that shall be represented by units (“Units”). The Units shall be uncertificated, unless the Board determines pursuant to Section 9.04(a) to have the Company issue certificates for the Units. In exchange for each Member’s Capital Contribution to the Company referred to in Section 7.01, the Company shall issue to each Member the number of Units set forth opposite such Member’s name on Exhibit A.

(b) The Company may issue additional Membership Interests and options, rights, warrants and appreciation rights relating to the Membership Interests for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board shall determine in accordance with Section 9.04.

(c) Each additional Membership Interest authorized to be issued by the Company pursuant to Section 3.01(b) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Membership Interests), as shall be fixed by the Board in accordance with Section 9.04, including (i) the right to share in Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may, or shall be required to, redeem the Membership Interest (including sinking fund provisions); (v) whether such Membership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Membership Interest will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Membership Interest to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interest.

(d) The Board shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Membership Interests and options, rights, warrants and appreciation rights relating to Membership Interests pursuant to this Section 3.01, (ii) reflecting the admission of such additional Members in the books and records of the Company as the record holder of such Membership Interest and (iii) all additional issuances of Membership Interests, in each case including amending this Agreement and Exhibit A hereof as necessary to reflect any such issuance. The Board, acting pursuant to Section 9.04, shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests being so issued. The Board shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Membership Interests pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any governmental agency.

Section 3.02    No Liability of Members.

The Members shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.03    Withdrawal of Members.

No Member shall have any right to withdraw from the Company; provided, however, that when a Transferee of a Membership Interest becomes registered on the books and records of the Company as the Member with respect to the Membership Interest so transferred, the transferring Member shall cease to be a Member with respect to the Membership Interest so Transferred.

Section 3.04    Record Holders.

The Company shall be entitled to recognize the Person in whose name any Membership Interest is registered on the books and records of the Company as the Member with respect to any Membership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Membership Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation or guideline of any governmental agency.

Section 3.05    No Appraisal Rights.

No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member’s Units, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

Section 3.06    Representations and Warranties.

Each Member hereby represents and warrants to the Company and each other Member that:

(a) Power and Authority. If such Member is not a natural person, such Member has all requisite power and authority to enter into this Agreement and to carry out his or its obligations hereunder. If such Member is not a natural person, the execution, delivery and performance by such Member of this Agreement have been duly authorized by all requisite action on the part of such Member, and no other action or proceeding on the part of such Member or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement.

(b) No Conflicts. Neither the execution and delivery by such Member of this Agreement, nor the performance by such Member under this Agreement will (a) with respect to any Member that is not a natural person, violate, conflict with or result in a breach of any provision of the governing documents of such Member; (b) require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any material agreement or arrangement to which such Member is a party or by which it is, or its assets are, bound; (c) result in the creation of an Encumbrance upon or require the sale or give any Person the right to acquire any of the assets of such Member; or (d) violate or conflict with any law applicable to such Member.

(c) Contributed Property. All property, assets or interests contributed to the Company by such Member, and any property thereafter to be contributed to the Company by such Member, has been or will be duly and lawfully acquired.

(d) Investment Intent. Such Member is acquiring the Membership Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Member (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Membership Interests and is capable of bearing the economic risks of such investment. Such Member is aware that the Membership Interests have not been registered, and will not be registered, under the Securities Act or under any state or foreign securities laws.

(e) No Registration Rights. Such Member is aware that only the Company can take action to register Units in the Company under the Securities Act, and that the Company is under no such obligation and does not propose or intend to attempt to do so.

(f) Transfer Restrictions. Such Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer Units, and such Member will not seek to effect any Transfer other than in accordance with such restrictions.

(g) Accredited Investor. Such Member and, if such Member is not a natural person, each member, shareholder or other equity holder of such Member (collectively, “Member’s Owners”), is, and at such time that it makes any additional Capital Contributions to the Company will be, an “accredited investor” (as such term is used in Rule 501 under the Securities Act), is able to bear the economic risk of its investment in the Membership Interests and has sufficient net worth to sustain a loss of its entire investment in the Company without economic hardship if such loss should occur. Each Questionnaire completed by such Member and, if applicable, each Member’s Owner, in the form attached as Exhibit C (as updated from time to time) is true and correct and incorporated herein by reference.

(h) Access to Information. Such Member and, if applicable, each of such Member’s Owners has had an opportunity to ask questions and discuss the Company’s business, management and financial affairs with the Company, and such questions were answered to its satisfaction. Such Member and, if applicable, each of such Member’s Owners acknowledges that it is familiar with all aspects of the Company’s business.

ARTICLE IV.

TRANSFERS OF UNITS

Section 4.01    Transfers Generally.

(a) No Membership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV and Article V. No Transfer of any Membership Interests shall be made if such Transfer would (i) violate the then-applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such Transfer, (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation, (iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) or (iv) constitute a breach or violation of, or a change of control or event of default under, any credit agreement, loan agreement, indenture, mortgage, deed of trust or other similar instrument or document governing indebtedness for borrowed money of the Company or any Group Member. Any Transfer or purported Transfer of a Membership Interest not made in accordance with this Article IV and Article V shall be, to the fullest extent permitted by law, null and void.

(b) No Membership Interest shall be Transferred, in whole or in part, except for (i) a Permitted Transfer in accordance with the applicable provisions of this Article IV or (ii) Transfers in accordance with the applicable provisions of Article V and this Article IV. Notwithstanding any other provision of this Agreement, a Designating Member’s right to designate a Representative, as provided in Section 9.02(b), shall not be assigned or Transferred (including in a Permitted Transfer) except as part of a Transfer permitted under the terms of this Agreement to one Transferee holding a number of Units constituting an Ownership Percentage of not less than ten percent (10%) provided that such Designating Member expressly elects in writing delivered to the Company prior to such Transfer that such Designating Member will Transfer such right to designate a Representative to such Transferee in connection with such Transfer; provided, however, in no event shall SemStream be entitled to Transfer its right to designate a Representative. For avoidance of doubt, in the case of any Transfer of Units constituting an Ownership Percentage of not less than ten percent (10%) where the transferring Designating Member expressly elects to Transfer the right to designate a Representative, such transferring Member shall cease to have any such designation rights, and shall no longer be deemed a Designating Member, notwithstanding that after giving effect to such Transfer such transferring Member continues to hold the Requisite Ownership Threshold.

(c) No Transfer (including a Permitted Transfer) may be undertaken unless and until the following have occurred: (i) the proposed Transferee shall have agreed in writing to be bound by the terms of this Agreement and provided to the Board its name, address, taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns or reasonably requested by the Board and (ii) the Member proposing to make such Transfer shall have delivered to the Company an Opinion of Counsel (reasonably acceptable as to form, substance and identity of counsel to the Company) that no registration under the Securities Act is required in connection with such Transfer (unless the requirement of an opinion is waived by the Board).

(d) By acceptance of the Transfer of any Membership Interest in accordance with this Article IV and Article V, the Transferee of a Membership Interest shall be admitted as a Member with respect to the Membership Interests so Transferred to such Transferee when any such Transfer or admission is reflected in the books and records of the Company.

(e) Each Member making a Transfer shall be obligated to pay his or its own expenses incurred in connection with such Transfer, and the Company shall not have any obligation with respect thereto. Subject to Section 5.02(d), each Member making a Transfer shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with such Transfer and the admission of the Transferee as a Member, including the legal fees incurred in connection with the legal opinions referred to in Section 4.01(c).

Section 4.02    Specific Performance.

The Members acknowledge and agree that an award of money damages would be inadequate for any breach of the provisions of this Article IV or Article V and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the Members agree that, in the event of any breach or threatened breach of this Article IV or Article V by a Member, the Members, to the fullest extent permitted by law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance; provided such Member is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Article IV or Article V but will be in addition to all other remedies available at law or equity to each of the Members.

ARTICLE V.

RIGHTS UPON A PROPOSED TRANSFER

Section 5.01    Right to Purchase.

(a) Except for a Permitted Transfer or any proposed Transfer governed by Section 5.02 or Section 5.04, no Membership Interest shall be Transferred, in whole or in part, unless the provisions of this Section 5.01 are first complied with by such transferor and transferee. A Member who desires to make such a Transfer (or to whom such a Transfer relates) (the “Proposed Seller”) shall provide a written notice (the “Seller’s Notice”) to each Significant Member (with a copy to the Company), containing: (i) the number of Units proposed to be Transferred (the “First Refusal Units”) and the per Unit purchase price such Proposed Seller requests in consideration therefor, which may only be in cash (the “Sale Price”), and (ii) the material terms and conditions of such proposed Transfer, together with a description of the price and other material terms of all bona fide offers from third parties relating to the purchase of such Proposed Seller’s Membership Interests received, if any, during the six months prior to the delivery of the Seller’s Notice. Delivery of the Seller’s Notice to the Significant Members shall constitute an offer (a “First Refusal Offer”) by the Proposed Seller to sell the First Refusal Units at the Sale Price to the Significant Members entitled to receive such notice (the “Non-Transferring Significant Members”), which shall remain outstanding for a period of thirty (30) days after the delivery of the Seller’s Notice as provided above in this paragraph (subject to extension as provided below, the “Refusal Period”).

(b) Each Non-Transferring Significant Member shall have the right to accept the First Refusal Offer in the proportions upon which it may agree with the other participating Non-Transferring Significant Members or, if they are unable to so agree, on a pro rata basis in accordance with the number of Units owned by each such participating Non-Transferring Significant Member in relation to the total number of Units owned by all such participating Non-Transferring Significant Members, by giving written notice to the Proposed Seller (an “Acceptance Notice”), with a copy to each other Non-Transferring Significant Member and the Company of its acceptance of the First Refusal Offer with respect to such proportion of the First Refusal Units at the Sale Price and on the same terms specified in the Seller’s Notice. If the participating Non-Transferring Significant Members do not elect to purchase, in the aggregate, all of the First Refusal Units, then the Proposed Seller shall, within five (5) days after the expiration of the Refusal Period, provide written notice to all of the participating Non-Transferring Significant Members informing them of the number of First Refusal Units that were not subscribed for, and the Refusal Period shall be automatically extended by five (5) days from the delivery of such notice by the Proposed Seller, during which such Non-Transferring Significant Members may increase the number of First Refusal Units they previously elected to purchase by providing amended Acceptance Notices to the Proposed Seller, with a copy to each other Non-Transferring Significant Member and the Company, to purchase up to all of the remaining First Refusal Units. If the aggregate number of Units included in the Acceptance Notices, as amended, exceeds the number of First Refusal Units, the Non-Transferring

Significant Members that submitted amended Acceptance Notices shall revise their amended Acceptance Notices to eliminate such excess as agreed to by such Non-Transferring Significant Members or, if they are unable to so agree, such that the previously unsubscribed amount is allocated among such Non-Transferring Members on a pro rata basis in accordance with the number of Units owned by each such Non-Transferring Significant Member in relation to the total number of Units owned by all such Non-Transferring Significant Members. A failure by any Non-Transferring Significant Member to validly deliver an Acceptance Notice during the Refusal Period shall be deemed a rejection of the First Refusal Offer and a waiver of such Non-Transferring Significant Member’s right to purchase any portion of the First Refusal Units.

(c) The rights of the Non-Transferring Significant Members to purchase First Refusal Units pursuant to this Section 5.01 are conditioned upon all of the First Refusal Units being purchased by Non-Transferring Significant Members. If the Non-Transferring Significant Members do not elect to purchase, in the aggregate, all of the First Refusal Units pursuant to this Section 5.01, then the Proposed Seller shall be free, for a period of sixty (60) days from the date of the expiration of the Refusal Period, to sell such First Refusal Units to a third party (the “Proposed Transferee”) (x) at a price per Unit equal to or greater than the Sale Price and upon terms no more favorable to the Proposed Transferee than those specified in the Seller’s Notice and (y) subject to the applicable terms and restrictions of this Agreement, including Article IV and Section 5.03.

(d) Sales of the First Refusal Units to be sold to the participating Non-Transferring Significant Members pursuant to this Section 5.01 shall be made at the offices of the Company within sixty (60) days of the delivery of Seller’s Notice, or on such other date as the participating parties may agree in writing. Such sales shall be effected by the Proposed Seller’s delivery of the First Refusal Units, free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Company and securities laws), to the participating Non-Transferring Significant Members, against payment to the Proposed Seller of the purchase consideration therefor by the participating Non-Transferring Significant Members.

Section 5.02    Drag-Along Rights.

(a) Except for any Permitted Transfer and any proposed Transfer governed by Section 5.04, if any Drag-Along Member Group desires to make a Transfer of all of the Membership Interests held in the aggregate by such Drag-Along Member Group to any third party (collectively, a “Drag-Along Transferee”) in a bona fide, arm’s length transaction or series of related transactions, such Drag-Along Member Group shall have the right (a “Drag-Along Right”), upon the terms and subject to the conditions of this Section 5.02, to require the other Members to Transfer all of the Units held by such other Members to such Drag-Along Transferee; provided, however, that, if desirable to the Drag-Along Member Group exercising Drag-Along Rights, in lieu of a Transfer of Units, the Drag-Along Rights may be exercised to cause the sale of all or substantially all of the assets of the Company. Subject to Section 5.02(b), each Member shall Transfer all of the Units it is required to Transfer in connection with the valid exercise of Drag-Along Rights by a Drag-Along Member Group on the same terms and conditions applicable to, and for the same type and per Unit amount of consideration (which shall be specified, together with other material terms and conditions, in the Drag-Along Notice (as defined below)) payable to, each member of the Drag-Along Member Group (a “Drag-Along Sale”).

(b) In connection with a Drag-Along Sale, each Member subject thereto shall execute such documents, and make such customary representations, warranties (but only to the extent such representations and warranties relate to such Member’s ownership of Units and its authority to execute such documents), covenants and indemnities, as are (and when) executed and made by the applicable Drag-Along Member Group; provided that (i) any such indemnification or similar obligations shall be apportioned pro rata among the Members participating in the Drag-Along Sale based on the net proceeds received by them, other than with respect to representations made individually by a Member (e.g., representations as to title or authority or representations qualified by the individual knowledge of such Member) and (ii) no such Member shall be required to furnish or agree to any covenant not to compete. In connection with a Drag-Along Sale, each Member subject thereto shall also (i) consent to and raise no objections against the Drag-Along Sale or the process pursuant to which the Drag-Along Sale was arranged, (ii) waive any dissenter’s rights and other similar rights, if any, (iii) take all actions reasonably required or desirable or requested by the Drag-Along Member Group to consummate such Drag-Along Sale, (iv) comply with the terms of the documentation relating to such Drag-Along Sale and (v) use commercially reasonable efforts to cause any Representative designated by such Member to facilitate and take, and cause the Company to facilitate and take, the actions described in the foregoing clauses (i) through (iv).

(c) The rights set forth in this Section 5.02 shall be exercised by the Drag-Along Member Group giving written notice (the “Drag-Along Notice”) to the other Members, at least thirty (30) days prior to the date of the consummation of the proposed Drag-Along Sale. Each Drag-Along Notice shall set forth: (i) the number of Units to be Transferred by each Member subject to the Drag-Along Sale and the per Unit purchase price and form of consideration that the Drag-Along Transferee has offered to pay therefor, (ii) the name and address of the Drag-Along Transferee and (iii) all other material terms and conditions of such proposed Transfer, including the expected closing date. Pending consummation of the Drag-Along Sale, the Drag-Along Member Group shall promptly notify each other Member of any changes in the proposed timing for the Drag-Along Sale and any other material developments in connection therewith.

(d) Each Member shall be obligated to pay his or its pro rata share (based on the Member’s Ownership Percentage) of the expenses incurred by the Members in connection with the Drag-Along Sale for the benefit of all Members, it being understood that costs incurred by or on behalf of a Member for its or his sole benefit will not be considered costs of the Drag-Along Sale.

(e) At the closing of any Drag-Along Sale, each Member subject thereto shall (i) deliver its Units, free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Company and securities laws), to the Drag-Along Transferee against payment to such Member of the consideration therefor by the Drag-Along Transferee specified in the Drag-Along Notice and (ii) execute and deliver, if necessary, such documents in accordance with this Section 5.02 as are necessary or appropriate to consummate and make effective the Drag-Along Sale.

Section 5.03    Tag -Along Rights.

(a) Except for any Permitted Transfer and any proposed Transfer governed by Section 5.02 or Section 5.04, if any Member or group of Members (in its or their capacity as such, a “Tag-Along Member”) desires to make a Transfer of its or their Membership Interests constituting 25% or more of all outstanding Units to any third party (collectively, a “Tag-Along Transferee”) in a bona fide, arm’s length transaction or series of related transactions (as described herein, a “Tag-Along Sale”), then, upon the terms and subject to the conditions of this Section 5.03, each other Member may participate in the Tag-Along Sale (such participation rights being hereinafter referred to as “Tag-Along Rights”) with respect to a number of Units that it elects, up to an amount that equals the product of: (i) a fraction, the numerator of which is the total number of Units owned by such Member and the denominator of which is the aggregate number of Units owned by all Members participating in the Tag-Along Sale (including the Tag-Along Member) and (ii) the aggregate number of Units being Transferred in the Tag-Along Sale. To the extent any Member exercises his or its Tag-Along Rights in accordance with the terms and conditions contained herein, the number of Units that the Tag-Along Member may Transfer pursuant to the terms of this Section 5.03 shall be correspondingly reduced; in the event there is more than one Tag-Along Member, such reduction shall be allocated between or among all Tag-Along Members in the same proportions that the number of Units initially proposed to be Transferred in the Tag-Along Sale by a Tag-Along Member bears to the total number of Units initially proposed to be Transferred in the Tag-Along Sale by all Tag-Along Members. Subject to Section 5.03(b), each participating Member shall Transfer all of its Units to be Transferred in connection with the valid exercise of Tag-Along Rights on the same terms and conditions applicable to, and for the same type and per Unit amount of consideration (which shall be specified, together with other material terms and conditions, in the Tag-Along Notice (as defined below)) payable to, the Tag-Along Member and each other Member participating in the Tag-Along Sale.

(b) In connection with a Tag-Along Sale, each Member who exercises Tag-Along Rights shall execute such documents, and make such customary representations, warranties (but only to the extent such representations and warranties relate to such Member’s ownership of Units and its authority to execute such documents), covenants and indemnities, as are (and when) executed and made by the applicable Tag-Along Member; provided that (i) any such indemnification or similar obligations shall be apportioned pro rata among the Members participating in the Tag-Along Sale based on the net proceeds received by them, other than with respect to representations made individually by a Member (e.g., representations as to title or authority or representations qualified by the individual knowledge of such Member) and (ii) no such Member shall be required to furnish or agree to any covenant not to compete. In connection with a Tag-Along Sale, each participating Member shall also (i) consent to and raise no objections against the Tag-Along Sale or the process pursuant to which the Tag-Along Sale was arranged, (ii) waive any dissenter’s rights and other similar rights, if any, (iii) take all actions reasonably required or desirable or requested by the Tag-Along Member to consummate such Tag-Along Sale, (iv) comply with the terms of the documentation relating to such Tag-Along Sale and (v) use commercially reasonable efforts to cause any Representative designated by such Member to facilitate and take, and cause the Company to facilitate and take, the actions described in the foregoing clauses (i) through (iv).

(c) Prior to any Tag-Along Member making any Transfer that gives rise to Tag-Along Rights, such Tag-Along Member shall give prompt written notice (a “Tag-Along Notice”) of the proposed Tag-Along Sale to the other Members. Each Tag-Along Notice shall set forth: (i) the number of Units to be Transferred by the Tag-Along Member and the per Unit purchase price and form of consideration that the Tag-Along Transferee has offered to pay therefor, (ii) the name and address of the Tag-Along Transferee and (iii) all other material terms and conditions of such proposed Transfer, including the expected closing date. Pending consummation of the Tag-Along Sale, the Tag-Along Member shall promptly notify each other Member of any changes in the proposed timing for the Tag-Along Sale and any other material developments in connection therewith.

(d) Those Members opting to exercise their Tag-Along Rights shall give written notice to the Tag-Along Member within twenty (20) days after receipt of the Tag-Along Notice of their intention to participate in the Tag-Along Sale on the terms and conditions set forth in such Tag-Along Notice. Any Member that has not provided written notice to the Tag-Along Member of its intent to exercise Tag-Along Rights within the time periods specified above shall be conclusively deemed to have elected not to exercise such Tag-Along Rights.

(e) At the closing of any Tag-Along Sale, each Member exercising Tag-Along Rights shall (i) deliver its Units with respect to which such rights have been validly exercised, free and clear of all Encumbrances (other than restrictions imposed by the governing documents of the Company and securities laws), to the Tag-Along Transferee against payment to such Member of the consideration therefor by the Tag-Along Transferee specified in the Tag-Along Notice and (ii) execute and deliver, if necessary, such documents in accordance with this Section 5.03 as are necessary or appropriate to consummate and make effective the Tag-Along Sale.

Section 5.04    Transfers Upon Divorce of a Member.

No Membership Interest held by a natural person shall be Transferred upon the divorce of such Member (the “Divorced Member”), in whole or in part, unless the provisions of this Section 5.04 are first complied with. No later than twenty (20) days after such a divorce is finalized, the Member’s former spouse (the “Divorced Spouse”) shall provide written notice (the “Divorce Notice”) to the Divorced Member and each Significant Member (with a copy to the Company), containing: (i) the number of Units subject to Transfer upon the divorce (“Divorce Units”), (ii) the name and address of the Divorced Spouse and (iii) the date the divorce became final, delivery of which shall constitute an offer by the Divorced Spouse to sell to the Divorced Member and each Significant Member the Divorce Units as provided in this paragraph. For a period of thirty (30) days after the Divorce Notice is received, the Divorced Member shall have the right and option to purchase, and the Divorced Spouse shall have the obligation to sell all but not less than all of the Divorce Units. If the Divorced Member does not elect to purchase such Divorce Units within such 30-day period, the Divorced Member shall give written notice (the “Non-Election Notice”) to each Significant Member (with a copy to the Company), no later than two (2) Business Days after the expiration of such 30-day period, indicating that the Divorced Member has not elected to purchase the Divorce Units. For a period of thirty (30) days after the Non-Election Notice is received by the Significant Members, the Significant Members and the Divorced Member shall have the right and option to purchase, and the Divorced Spouse shall have the obligation to sell, the Divorce Units in the proportions upon which the Significant

Members and the Divorced Member may agree, or if they are unable to so agree, on a pro rata basis in accordance with the number of Units owned by each such Significant Member and Divorced Member in relation to the total number of Units owned by all such other Significant Members and Divorced Member. For purposes of this Section 5.04, the purchase price of the Divorce Units shall be the fair market value of the Divorce Units as agreed to between the participating Members and the Divorced Spouse, or if such parties are unable to so agree, as determined by a nationally or regionally recognized independent valuation consultant or appraiser reasonably satisfactory to the participating Members and the Divorced Spouse, provided that if such parties are unable to agree on a consultant or appraiser, then the participating Members, on the one hand, and the Divorced Spouse, on the other hand, shall each select such a consultant or appraiser, and each such consultant or appraiser shall agree on a third such independent consultant or appraiser that will make such determination. The cost of such consultant or appraiser shall be borne 50% by the participating Members and 50% by the Divorced Spouse. No Divorced Spouse shall be permitted to serve as or have the right to be appointed as a Director, and any Divorced Spouse serving as a Director shall, upon the finalization of the divorce, automatically be removed from the Board without any further action and the vacancy shall be filled by the Members in accordance with Section 9.02(b), Section 11.03(a) or Section 11.04, as applicable.

Section 5.05    Preemptive Rights–New Interests.

(a) Each Member shall have the preemptive right to purchase its proportionate number, or any lesser number at such Member’s election, of any units of New Securities which the Company may, from time to time, propose to issue and sell. For purposes of this Section 5.05, each such Member’s “proportionate number” means the product obtained by multiplying the aggregate number of units proposed to be issued and sold by a fraction, (i) the numerator of which will be the aggregate number of Units owned by such Member and (ii) the denominator of which will be the aggregate number of Units owned collectively by all Members.

(b) In the event the Company proposes to undertake an issuance of New Securities, the Company will obtain a written commitment to purchase such New Securities (a “Commitment”) and promptly give each Member written notice of its intention to issue such New Securities pursuant to such Commitment together with a copy of such Commitment, which Commitment shall describe (i) the New Securities and the price and terms upon which the Company proposes to issue the same, (ii) the identity of the purchaser or purchasers and (iii) set forth the aggregate number of units of such New Securities which such Member is entitled to purchase and the aggregate purchase price therefor. Each such Member will have thirty (30) days from the date of receipt of any notice to agree to purchase its proportionate number or any lesser number of such New Securities, for the price and upon the terms specified in the Commitment by giving written notice to the Company and stating therein the number of units of New Securities to be purchased. The Company shall promptly, in writing, inform each such Member which purchases all of the New Securities offered to it (“Fully-Exercising Member”) of any other Member’s failure to do likewise. During the fifteen (15) day period commencing after receipt of such information, each Fully Exercising Member shall be entitled to obtain that portion of the New Securities not subscribed for by such other Members which is equal to the proportion that the number of Units owned by such Fully-Exercising Member bears to the number of Units owned by all Fully-Exercising Members who wish to the unsubscribed New Securities.

(c) If all of the New Securities are not elected to be purchased as provided in Section 5.05(b), the Company will have forty-five (45) days following expiration of the period provided in Section 5.05(b) to sell the New Securities as to which any such Member’s right was not exercised, at a price and upon such other terms as are specified in the Commitment and the Company’s notice. In the event the Company has not sold such New Securities within such 45-day period or desires to sell such New Securities to a purchaser not named in the Commitment or on terms that differ from those described in the Commitment, the Company will not thereafter issue or sell any New Securities without again complying with this Section 5.05.

ARTICLE VI.

[INTENTIONALLY BLANK]

ARTICLE VII.

CAPITAL CONTRIBUTIONS

Section 7.01    Initial Capital Contributions.

As of the date hereof, the parties hereto agree that the respective Capital Contributions of the Members (or their respective share of any such Capital Contributions made by their predecessors in interest to the extent such Member is the transferee of one or more Units) and Units of the Members are as set forth on Exhibit A.

Section 7.02    Additional Contributions.

No Member shall be obligated to make any additional Capital Contributions to the Company apart from those Capital Contributions specified in Section 7.01.

Section 7.03    Loans.

(a) The Company or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the Company or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the Board may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the Board. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.03(a) and Section 7.03(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) No Group Member may lend funds to the Company or any of its Affiliates (other than another Group Member).

(c) Any Member may, subject to Section 9.04(c), loan funds to the Company. Loans by a Member to the Company will not be treated as Capital Contributions but will be treated as debt obligations having such terms as are approved in accordance with Section 9.04(c).

Section 7.04    Return of Contributions.

Except as expressly provided herein, no Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

Section 7.05    Capital Accounts.

A separate capital account (“Capital Account”) shall be established, determined and maintained for each Member in accordance with the substantial economic effect test set forth in Treasury Regulation § 1.704-l(b)(2), which provides, in part, that a Capital Account shall be:

(a) increased by (i) the amount of money contributed by the Member to the company; (ii) the fair market value of any property contributed by the Member to the Company (net of liabilities secured by such contributed property); and (iii) allocations to the Member of the Company income and gain (or items thereof), including income and gain exempt from tax; and

(b) decreased by (i) the amount of money distributed to the Member by the Company; (ii) the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property); (iii) allocations to the Member of expenditures of the Company not deductible in computing its taxable income and not properly capitalized for federal income tax purposes; and (iv) allocations to the Member of Company loss and deduction (or items thereof).

In the case of a termination of a Membership Interest or an additional Capital Contribution by an existing or newly admitted Member, the Capital Accounts of the Members shall be adjusted as of the date of such termination or the date of the Capital Contribution, as the case may be.

ARTICLE VIII.

DISTRIBUTIONS AND ALLOCATIONS

Section 8.01    Distributions

(a) Except as otherwise provided in Section 15.03, within 50 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VIII to all Members simultaneously pro rata in accordance with each Member’s Ownership Percentage (at the time the amounts of such distributions are determined).

(b) Each distribution in respect of a Membership Interest shall be paid by the Company only to the holder of record of such Membership Interest as of the record date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 8.02    Allocations.

After giving effect to the allocations set forth in Section 8.03, the Company shall allocate Profits and Losses for any Allocation Year among the Members in accordance with the Members’ Ownership Percentages.

Section 8.03    Special Allocations.

(a) If there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. This Section 8.03(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Allocation Year, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Allocation Year shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 8.03(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) In the event any Member has a deficit balance in its Capital Account at the end of any Allocation Year in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 8.03(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.03(c) were not in this Agreement.

(d) In the event any Member has a deficit balance in its Capital Account at the end of any Allocation Year in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 8.03(d) shall be made only if and to the extent that such Member would have an

Adjusted Capital Account Deficit after all other allocations provided for in this Article VIII have been tentatively made as if Section 8.03(c) and this Section 8.03(d) were not in this Agreement.

(e) Nonrecourse Deductions for any Allocation Year shall be allocated to the Members pro rata in accordance with each Member’s Ownership Percentage.

(f) Member Nonrecourse Deductions for any Allocation Year shall be allocated 100% to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.

(g) For purposes of Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company shall be allocated the Members pro rata in accordance with each Member’s Ownership Percentage.

(h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(i) Notwithstanding any other provision of this Section 8.03, the allocations set forth in Sections 8.03(a), (b), (c), (d), (e), (f) and (h) (the “Required Allocations”) shall be taken into account so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Member pursuant to Sections 8.02 and 8.03, together, shall be equal to the net amount of such items that would have been allocated to each such Member under Section 8.02 and Section 8.03 had the Required Allocations and this Section 8.03(i) not otherwise been provided in this Agreement. The Company may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made.

(j) Items of income, gain, loss and deduction realized after, or in anticipation of, a Dissolution Event shall be allocated in a manner that will cause, to the extent possible, the ratio of each Member’s Capital Account to the sum of all Members’ Capital Accounts to be equal to such Member’s Ownership Percentage. Upon a Dissolution Event, if any property is distributed in kind, any unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously shall be allocated among the Members as if there were a taxable disposition of that property for the fair market value of that property on the date of distribution.

(k) The allocations in Section 8.02, this Section 8.03 and Section 8.05, and the provisions of this Agreement relating to the maintenance of Capital Accounts, apply solely for U.S. federal income tax purposes (and any related state income tax purposes). Such provisions are intended to comply with Treasury Regulations Sections 1.704-1 and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations and any amendment or successor provision thereto. The Members shall cause appropriate modifications to be made if unanticipated events might otherwise cause this Agreement not to comply with such Treasury Regulations, so long as such modifications do not cause a material change in the relative economic benefit of the Members under this Agreement.

Section 8.04    Section 704(c).

In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of same under this Agreement). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement; provided that the Company shall use the remedial allocation method set forth in Treasury Regulation Section 1.704-3(d). Allocations pursuant to this Section 8.04 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Section 8.05    Varying Interests.

All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Ownership Percentage, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Board to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Ownership Percentages.

Section 8.06    Withheld Taxes.

All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article VIII for all purposes of this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

Section 8.07    Limitations on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law. All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Delaware Act.

ARTICLE IX.

BOARD OF DIRECTORS

Section 9.01    Management by Board of Directors.

(a) The Board shall conduct, direct and manage all activities of the Company. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Board, and no Member shall have any management power over the business and affairs of the Company.

(b) No Member, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 9.02    Board Composition.

(a) General.

(i) As of the date of this Agreement, the Board shall initially be composed of eight (8) “Directors” (or such other number of directors as permitted in accordance with Section 9.02(e)) who shall each be natural persons (each a “Director” and, collectively, the “Directors”). The Directors shall constitute “managers” of the Company within the meaning of the Delaware Act. A Director need not be a resident of the State of Delaware, a Member or an officer of the Company.

(ii) Notwithstanding the foregoing, no Director in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to a Director acting through the Board, and to such other committees of the Board, and officers and agents of the Company, as designated by the Board.

(iii) The Directors may elect a Chairman of the Board from among the Directors. The Chairman of the Board shall preside at all meetings of the Members and the Board. The Directors also may elect a Vice-Chairman to act in the place of the Chairman upon his or her absence or inability to act.

(b) Representatives. Subject to Section 9.02(b)(iv), each Designating Member shall be permitted to designate a Director (each, a “Representative” and, collectively, the “Representatives”) as follows:

(i) The Coady Group shall be entitled to designate one natural person to serve on the Board (any such Director designated by the Coady Group, a “Coady Representative”). The initial Coady Representative as of the date hereof is set forth on Exhibit B.

(ii) NGL Holdings shall be entitled to designate one natural person to serve on the Board (any such Director designated by NGL Holdings, an “NGL Holdings Representative”). The initial NGL Holdings Representative as of the date hereof is set forth on Exhibit B.

(iii) The IEP Group shall be entitled to designate one natural person to serve on the Board (any such Director designated by the IEP Group, an “IEP Group Representative”). The initial IEP Group Representative as of the date hereof is set forth on Exhibit B.

(iv) SemStream shall be entitled to designate two natural persons to serve on the Board (any such Director designated by SemStream, including any Director designated pursuant to the proviso contained herein, a “SemStream Representative”); The initial SemStream Representatives as of the date hereof are set forth on Exhibit B.

(v) If any Designating Member at any time fails to hold the Requisite Ownership Threshold, then the Representatives designated by such Designating Member may be removed from the Board by a majority of the remaining Directors and the vacancy or vacancies shall be filled by the Members in accordance with Section 11.03(a) or Section 11.04, as applicable (it being understood and agreed that the Members and the Board will take all actions as may be reasonably necessary in order to effectuate the provisions of this Section 9.02(b)(v)).

(vi) If any Designating Member elects to Transfer its right to designate a Representative in accordance with the terms of this Agreement (including the requirements and limitations set forth in Section 4.01(b) and Article V), then (A) the Representatives designated by such Designating Member shall be automatically removed from the Board without any further action as of the close of business on the date of such Transfer, (B) the vacancies in the Board shall be filled by the Transferee of such Transfer, (C) such Designating Member shall cease to be a Designating Member under this Agreement and (D) the Transferee of such Transfer shall become a Designating Member under this Agreement as of the close of business on the date of Transfer, subject to such Transferee holding the Requisite Ownership Threshold.

(c) Board Observers. For so long as each Designating Member is permitted to designate a Representative in accordance with Section 9.02(b), each Designating Member (other than SemStream) shall be permitted to designate up to two natural persons to serve as observers to the Board (each, a “Board Observer”). The initial Board Observers for each Designating Member as of the Date hereof are set forth on Exhibit B. Board Observers may be present at each meeting of the Board in which the Director designated by such Member may attend, whether or not such Director attends such meeting; provided, however, that Board Observers shall not be entitled to attend any portion of a meeting of the Board that would constitute, or be deemed to constitute, a waiver of the attorney-client privilege. Board Observers shall have no right to vote, consent or take any other action at any meeting of, or with respect to any action before, the Board.

(d) Removal; Resignation; Vacancies.

(i) Each Representative may be removed and replaced, with or without cause, at any time by the Designating Member that designated him or her, in such Designating Member’s sole discretion, but may not be removed or replaced by any other means, except as set forth in Section 9.02(b)(iv). A Designating Member who removes its Representative shall promptly notify the other Designating Members of the removal and the name of its replacement Representative.

(ii) A Director may resign at any time, such resignation to be made in writing and to take effect immediately or on such later date as may be specified therein.

(iii) If any Representative designated by a Designating Member shall cease to serve as a Director for any reason, the vacancy resulting thereby shall be filled by another individual to be designated by that Designating Member; provided that such Designating Member would, at such time, otherwise be permitted to designate a Representative pursuant to Section 9.02(b).

(e) Changes in Size. The number of Directors constituting the full Board may be increased or decreased from time to time by unanimous vote of the Directors. Any Director (other than a Representative) may be removed and replaced, with or without cause, at any time by the Members in accordance with Section 11.03(a) or 11.04, as applicable. Any new Director shall be elected by the Members in accordance with Section 11.03(a) or Section 11.04 , as applicable.

Section 9.03    Board Meetings; Quorum.

(a) The Board shall meet at least quarterly at the offices of the Company (or such other place as determined by the Board), with the participation of such officers of the Company as such Representative may request. Special meetings of the Board, to be held at the offices of the Company (or such other place as shall be determined by the Board), shall be called at the direction of any one Director. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that such meeting is not properly called or convened. The reasonable costs and expenses incurred by the Directors and Board Observers in connection with any meeting of the Board shall be borne and paid by the Company (and any Director or Board Observer may obtain reimbursement from the Company for any such reasonably documented costs and expenses).

(b) The presence of a majority of all the Directors shall be necessary and sufficient to constitute a quorum. For the avoidance of doubt, no Board Observer shall count as a member of the Board for purposes of constituting a quorum.

Section 9.04    Board Voting.

(a) General; Majority Voting. Each Director shall be entitled to one vote. On all matters requiring the vote or action of the Board, but excluding any matter otherwise expressly set forth in this Agreement, any action undertaken by the Board must be authorized by the affirmative vote of at least a majority of Directors at any meeting at which a quorum is present.

(b) Related Party Transactions. Other than with respect to contracts or transactions authorized pursuant to Section 7.9 of the Partnership LP Agreement, no contract or transaction, or the exercise of any right, privilege or obligation (including with respect to any payment, determination or other matter relating to indemnification) thereunder or under this Agreement or any other agreement, between the Company or any Group Member, on the one hand, and one or more Members or directors or officers of the Company or any Group Member or any of their respective Affiliates, or any other Person in which one or more of such Members, directors or officers are directors or officers, or have a financial interest, on the other hand, shall be valid or authorized without the affirmative vote of at least a majority of disinterested Directors, even though the number of disinterested Directors may be less than a quorum.

Section 9.05    Notice.

Written notice of all regular meetings of the Board shall be given to all Directors at least 10 days prior to the regular meeting of the Board and one Business Day prior to any special meeting of the Board. All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, delivered by electronic mail or when received in the form of a facsimile, and shall be directed to the address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 9.06    Action by Written Consent of Board.

To the extent permitted by applicable law and not in contravention of any other provision of this Agreement, the Board may act without a meeting, without notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by a majority of the members of the Board. All actions taken by the Board in the form of a written consent shall be distributed to each Director promptly upon the taking of such action.

Section 9.07    Conference Telephone Meetings.

Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 9.08    Minutes.

All decisions and resolutions of the Board shall be reported in the minutes of its meetings, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of a meeting), the persons present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes of all meetings of the Board shall be kept at the principal office of the Company.

Section 9.09    Committees.

The Board may establish committees of the Board and may delegate certain of its responsibilities to such committees. So long as SemStream constitutes a “Designating Member” hereunder, SemStream shall have the right to appoint one (1) person to each committee established by the Board from time to time; provided, in no event shall SemStream have any such right with respect to committees of the Board that consist or are required to consist of independent directors in accordance with The New York Stock Exchange Listing Standards.

ARTICLE X.

OFFICERS

Section 10.01    Elected Officers.

The executive officers of the Company shall serve at the pleasure of the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The elected officers of the Company shall be a Chief Executive Officer, a Secretary, a Treasurer and such other officers (including, without limitation, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article X. The Board or any committee thereof may from time to time elect such other officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers) as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board or such committee, as the case may be.

Section 10.02    Term of Office.

Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 10.08.

Section 10.03    Chief Executive Officer.

The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person’s office which may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and the Members and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect.

Section 10.04    [Reserved].

Section 10.05    Vice Presidents.

Each Executive Vice President and Senior Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board.

Section 10.06    Treasurer.

(a) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Treasurer shall, in general, perform all duties incident to the office of the Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board.

(b) Assistant Treasurers shall have such of the authority and perform such of the duties of the Treasurer as may be provided in this Agreement or assigned to them by the Board or the Treasurer. Assistant Treasurers shall assist the Treasurer in the performance of the duties assigned to the Treasurer, and in assisting the Treasurer, each Assistant Treasurer shall for such purpose have the powers of the Treasurer. During the Treasurer’s absence or inability, the Treasurer’s authority and duties shall be possessed by such Assistant Treasurer or Assistant Treasurers as the Board may designate.

Section 10.07    Secretary.

(a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Members. The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by applicable law; shall be custodian of the records and the seal of the Company and affix and attest the seal to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board.

(b) Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in this Agreement or assigned to them by the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board may designate.

Section 10.08    Removal.

Any officer elected, or agent appointed, by the Board may be removed by the Board whenever, in its judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 10.09    Vacancies.

A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

ARTICLE XI.

MEMBER MEETINGS

Section 11.01    Meetings.

Subject to the provisions of this Agreement, including Section 9.01, any actions of the Members required to be taken hereunder shall be taken in the manner provided in this Article XI. Meetings of Members shall be called by the Board. The Board may designate any place as the place of meeting for any meeting of the Members.

Section 11.02    Notice of a Meeting.

Written notice of meetings of the Members shall be given to all Members at least 10 days prior to the meeting. All notices and other communications to be given to Members shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, delivered by electronic mail or when received in the form of a facsimile, and shall be directed to the address or facsimile number as such Member shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any meeting of the Members need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the Members are present or if those not present waive notice of the meeting either before or after such meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 11.03    Quorum; Voting Requirement.

(a) The presence, in person or by proxy, of Members owning (in the aggregate) a Majority Interest shall constitute a quorum for the transaction of business by the Members. Unless otherwise provided by the Delaware Act, the affirmative vote of Members owning (in the aggregate) a Majority Interest present at a meeting at which a quorum is present shall constitute a valid decision of the Members.

(b) Except as provided in Section 16.02, without first receiving the affirmative vote of Members owning (in the aggregate) a Majority Interest, the Company shall not, and shall cause the Group Members not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member to, effect any of the following actions:

(i) alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document if any such alteration, repeal, amendment or adoption would have a material adverse effect on the rights or preferences of any Member, partner, stockholder or any other holder of Equity Interests of the Company or any of the Group Members, as applicable;

(ii) merge, consolidate or convert with or into any other Person (other than a wholly owned Subsidiary of the Company into another wholly owned Subsidiary of the Company);

(iii) sell, lease, transfer, pledge or otherwise dispose of all or substantially all of the properties and assets of the Company and the Group Members, taken as a whole, in a single transaction or a series of related transactions (other than to a wholly owned Subsidiary of the Company);

(iv) change the classification of the Company or any Group Member for United States federal income tax purposes; or

(v) voluntarily liquidate, wind-up or dissolve the Company or the Partnership.

Section 11.04    Action by Consent of Members.

Any action that may be taken at a meeting of the Members may be taken without a meeting if an approval in writing setting forth such action is signed by Members owning (in the aggregate) 80% or more of the outstanding Units; provided, subject to Section 9.02, that a vacancy of the Board may be filled without a meeting if an approval in writing setting forth such action is signed by Members owning (in the aggregate) a Majority Interest.

Section 11.05    Conference Telephone Meetings.

Members may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

ARTICLE XII.

EXCULPATION AND INDEMNIFICATION; DUTIES

Section 12.01    Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided further, no indemnification pursuant to this Section 12.01 shall be available to the Members or their Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to (i) the Contribution, Purchase and Sale Agreement or (ii) the SemStream Contribution Agreement (other than obligations incurred by such Member on behalf of the Company). Any indemnification pursuant to this Section 12.01 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 12.01 (a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 12.01, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 12.01.

(c) The indemnification provided by this Section 12.01 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of (i) Members owning (in the aggregate) a Majority Interest or (ii) of the Board, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance, on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliate’s activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 12.01, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 12.01 (a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 12.01 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 12.01 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 12.01 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 12.01 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 12.02    Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired interests in the Membership Interests, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) [reserved]

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 12.02 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 12.02 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 12.03    Other Matters Concerning the Directors.

(a) The Directors may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The Directors may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the Directors reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

Section 12.04    Corporate Opportunities.

(a) Except as provided in Section 12.04(b) or as otherwise provided in any agreement or contract to which the Company or any Group Member is a party, (i) each Member, Director and officer of the Company and their respective Affiliates shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company or any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of the Company or any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to the Company or any Group Member or any Member, and (ii) neither of the Company, any Member or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the business relationship established hereby in any business ventures of any Member, Director or officer of the Company and their respective Affiliates.

(b) Notwithstanding anything in this Agreement to the contrary but subject to Section 12.04(c), the Members hereby agree that the doctrine of corporate opportunity shall apply to all Directors and officers of the Company such that, among other things, any Director or officer of the Company who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any Group Member (i) shall have a duty to communicate and offer such opportunity to the Company prior to engaging, or causing an Affiliate or Board Observer to engage, in such transaction, agreement, arrangement or other matter to the extent such a Director or officer would have such a duty if the Company were a Delaware corporation and he or she was a director or officer, respectively, thereof and (ii) shall not engage, or permit an Affiliate to engage, in such transaction, agreement, arrangement or other matter unless approved in accordance with Section 9.04(c).

(c) The doctrine of corporate opportunity, or any analogous doctrine, shall not apply to a NGL Holdings Representative acting solely in his or her capacity as an employee of Denham Capital Management LP (or its Affiliates other than NGL Holdings, the Company or any Group Member) and not in his or her capacity as a Director (such NGL Holdings Representative acting in such capacity, a “Denham Employee”). Any Denham Employee that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any Group Member shall not have any duty to communicate or offer such opportunity to the Company, and such Denham Employee shall not be liable to the Company, to any Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Denham Employee pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided such Denham Employee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of or otherwise relating to the Company or any Group Member to such Denham Employee.

Section 12.05    Duties.

(a) Subject to Section 12.04(b), whenever a Member makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as a Member, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then such Member of its Affiliates causing it to do so shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company, any Member or Director, and the Member, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, it being the intent of all Members that such Member or any such Affiliate, in its capacity as a Member, shall have the right to make such determination solely on the basis of its own interests.

(b) Subject to Section 12.04(b), to the fullest extent permitted by the Delaware Act, a Representative, in performing his duties and obligations as a Director under this Agreement, shall (i) owe no fiduciary or similar duty or obligation whatsoever to the Company, any Member (other than the Member designating such Representative) or the other Directors, and (ii) be entitled to act or omit to act at the direction of the Member that designated such Representative, considering only such factors, including the separate interests of the Designating Member, as such Representative or Member chooses to consider, and any action of a Representative or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the other Members, on the one hand, and the Representative or Member designating such Representative, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Delaware Act or any other applicable law) on the part of such Representative or Member to the Company or any other Representative or Member of the Company.

(c) The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (i) none of the Designating Members would be willing to make an investment in the Company or enter into this Agreement, and no Representative would be willing to so serve on the Board, in the absence of this Section 12.05, and (ii) they have reviewed and understand the provisions of Section 18-1101(b) and (c) of the Delaware Act.

(d) Nothing in this Agreement is intended to or shall eliminate any implied contractual covenant of good faith and fair dealing, the requirement not to waste Company assets or otherwise relieve or discharge any Representative or Member from liability to the Company or the Members on account of any fraudulent or intentional misconduct of such Representative or Member.

ARTICLE XIII.

TAXES

Section 13.01    Tax Returns.

The Board shall prepare and timely file or cause to be prepared and filed (on behalf of the Company) all federal, state, local and foreign tax returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

Section 13.02    Tax Elections.

(a) The Company shall make the following elections on the appropriate tax returns:

(i) to adopt as the Company’s taxable year the calendar year;

(ii) to adopt the accrual method of accounting;

(iii) if a distribution of the Company’s property as described in Section 734 of the Code occurs or upon a transfer of Membership Interest as described in Section 743 of the Code occurs, on request by notice from any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of the Company’s properties; and

(iv) any other election the Board may deem appropriate.

(b) Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

Section 13.03    Tax Matters Member.

(a) Krimbill GP shall act as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Member shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the 15th Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.

(b) The Tax Matters Member shall take no action without the authorization of the Board, other than such action as may be required by applicable law. Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c) The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (as described in Section 6231(a)(3) of the Code in respect of the term “partnership item”) shall notify the other Members of such settlement agreement and its terms within 90 days from the date of the settlement.

(d) No Member shall file a request pursuant to Section 6227 of the Code for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Sections 6226, 6228 or other Section of the Code with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the Members to participate in the choosing of the forum in which such petition will be filed.

(e) If any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

ARTICLE XIV.

BOOKS, RECORDS, REPORTS, BANK ACCOUNTS, AND BUDGETS

Section 14.01    Maintenance of Books.

(a) The Board shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the Members, appropriate registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Company.

(b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with GAAP, consistently applied and (iii) audited by the Certified Public Accountants at the end of each calendar year.

Section 14.02    Reports.

(a) As soon as practicable, but in no event later than 90 days after the close of each fiscal year of the Company, the Board shall cause to be mailed or made available, by any reasonable means, to each holder of record of a Unit as of a date selected by the Board, an annual report containing financial statements of the Company for such fiscal year of the Company, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Board.

(b) As soon as practicable, but in no event later than 45 days after the close of each Quarter except the last Quarter of each fiscal year, the Board shall cause to be mailed or made available, by any reasonable means to each holder of record of a Unit, as of a date selected by the Board, a report containing unaudited financial statements of the Company and such other information as may be required by applicable law or as the Board determines to be necessary or appropriate.

(c) With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to each Member such federal, state and local income tax returns and such other accounting, tax information and schedules (including any information necessary for unrelated business taxable income calculations by any Member) as shall be necessary for the preparation by each Member on or before July 15 following the end of each calendar year of its income tax return with respect to such year.

Section 14.03    Bank Accounts.

Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE XV.

DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 15.01    Dissolution.

The Company shall dissolve, and its affairs shall be wound up, upon:

(a) an election to dissolve the Company by the affirmative vote of Members owning (in the aggregate) a Majority Interest;

(b) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(c) at any time there are no Members, unless the Company is continued without dissolution in accordance with the Delaware Act.

Section 15.02    Liquidator.

Upon dissolution of the Company, the Board shall select one or more Persons to act as liquidator of the Company (the “Liquidator”). The Liquidator (if other than the Board) shall be entitled to receive such compensation for its services as may be approved by the Board. Except as expressly provided in this Article XV, the Liquidator selected in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 15.03    Liquidation.

The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 15.03(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity and amounts to Members otherwise than in respect of their distribution rights under Article VIII. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 15.03(b) shall be distributed to the Members in accordance with the Members’ Ownership Percentages.

Section 15.04    Certificate of Cancellation of Formation.

Upon the completion of the distribution of Company cash and property as provided in Section 15.03 in connection with the liquidation of the Company, the Company shall be terminated and the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 15.05    Return of Contributions.

It is expressly understood that the return of any Capital Contributions of the Members shall be made solely from Company assets.

Section 15.06    Waiver of Partition.

To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

Section 15.07    Capital Account Restoration.

No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

ARTICLE XVI.

GENERAL PROVISIONS

Section 16.01    Offset.

Whenever the Company is to pay any sum to any Member, including distributions pursuant to Article VIII, any amounts that Member owes the Company, as determined by the Board, may be deducted from that sum before payment.

Section 16.02    Amendment.

(a) Except as provided in Section 16.02(b), (i) this Agreement shall not be altered modified or changed except by an amendment approved by Members owning (in the aggregate) 80% or more of the outstanding Units; provided, however, that no amendment to this Agreement may (A) enlarge the obligations of (including requiring any Member to make additional Capital

Contributions to the Company) any Member, (B) disproportionately and adversely alter the method of division of Profits and Losses or a method of distributions made to a Member, (C) restrict a Member’s ability, if any, to designate Representatives or (D) adversely affect a Member’s right to be indemnified by the Company, unless, in each case, such amendment shall have been approved by the Member or Members so affected, and (ii) any amendment not described in subclause (i) above that would have a material adverse effect on the rights or preferences of any Member in relation to other Members must be approved by such Members holding not less than a majority of the outstanding Membership Interests of the group affected.

(b) The Board may make any amendment to this Agreement and Exhibit A as necessary to reflect any issuance of additional Membership Interests or other Equity Interests, as provided in Section 3.01, and any redemption or purchase of Membership Interests or other Equity Interests, as provided in Section 9.04.

Section 16.03    Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or other materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address set forth on Exhibit A.

(b) If a Member shall consent to receiving notices, demands, requests, reports or other materials via electronic mail, any such notice, demand, request, report or other materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.03 executed by the Company or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.

(c) Any notice to the Company shall be deemed given if received by the Company at the principal office of the Company designated pursuant to Section 2.03. The Company may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

(d) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.04    Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.05    Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.06    Integration.

Except for agreements with Affiliates of the Company, this Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.07    Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 16.08    Waivers.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.09    Third-Party Beneficiaries.

Each Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

Section 16.10    Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 16.11    Applicable Law, Forum, Venue, and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Members:

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Members, or the rights or powers of, or restrictions on, the Members or the Company), (B) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Company, or owed by the Company, to the Members, (C) asserting a claim arising pursuant to any provision of the Delaware Act or (D) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

Section 16.12    Invalidity of Provisions.

If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

[Signature pages follow.]

IN WITNESS WHEREOF, the Members have executed this Second Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBERS:

NGL HOLDINGS, INC.

By:	/s/ William Zartler
Name:	William Zartler
Title:	President

KRIMGP2010, LLC

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbil
Title:	Manager

ATKINSON INVESTORS, LLC

By:	/s/ Bradley K. Atkinson
Name:	Bradley K. Atkinson
Title:	President

INFRASTRUCTURE CAPITAL MANAGEMENT, LLC

By:	/s/ Jay D. Hatfield
Name:	Jay D. Hatfield
Title:	Managing Member

COADY ENTERPRISES, LLC

By:	/s/ Shawn Coady
Name:	Shawn Coady
Title:	Member

Signature Page to Second Amended and Restated LLC Agreement of

NGL Energy Holdings LLC

THORNDIKE, LLC

By:	/s/ Todd Coady
Name:	Todd Coady
Title:	Member

SEMSTREAM, L.P.

By:	SemOperating G.P., L.L.C. as General Partner

By: SemGroup Corporation, as Sole Member

By: /s/ Norman J. Szydlowski
Name: Norman J. Szydlowski
Title: President and CEO

DAVID EASTIN

/s/ David Eastin

STANLEY A. BUGH

/s/ Stanley A. Bugh

ROBERT R. FOSTER

/s/ Robert R. Foster

BRIAN K. PAULING

/s/ Brian K. Pauling

STANLEY D. PERRY

/s/ Stanley D. Perry

Signature Page to Second Amended and Restated LLC Agreement of

NGL Energy Holdings LLC

STEPHEN D. TUTTLE

/s/ Stephen D. Tuttle

CRAIG S. JONES

/s/ Craig S. Jones

DANIEL POST

/s/ Daniel Post

MARK MCGINTY

/s/ Mark McGinty

SHARRA STRAIGHT

/s/ Sharra Straight

Signature Page to Second Amended and Restated LLC Agreement of

NGL Energy Holdings LLC

SPOUSAL AGREEMENT

The spouse of the Member executing the Second Amended and Restated Limited Liability Company Agreement of NGL Energy Holdings LLC, dated as of November 1, 2011 (as the same may be amended), or a counterpart signature page thereto, is aware of, understands and consents to the provisions of such Agreement and its binding effect upon any community property interest or marital settlement awards she may now or hereafter own or receive, and agrees that the termination of her marital relationship with such Member for any reason shall not have the effect of removing any Membership Interests subject to such Agreement from the coverage thereof and that her awareness, understanding, consent and agreement is evidenced by her signature below.

Date:                         , 2011

Name: